Exhibit 99.1

TRANSITION PERIOD AGREEMENT

THIS TRANSITION PERIOD AGREEMENT (this “Agreement”) is entered into as of this 23rd day of August, 2006, by and between McDonald’s Corporation, a Delaware corporation (the “Company”) and Michael J. Roberts (the “Executive”), pursuant to the Company’s Executive Retention Plan (the “Plan”), a copy of which is attached hereto as Exhibit A.

WITNESSETH:

WHEREAS, the Executive is a Tier III Executive under the Plan; and

WHEREAS, if the Executive complies with his/her obligations under the Plan, he/she will hereafter be entitled to substantial compensation and benefits under the Plan to which he/she would not otherwise be entitled; and

WHEREAS, the Executive is required under the Plan to execute this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan. The following terms shall have the meanings set forth below:

Agreement: defined in the first paragraph above.

Company: defined in the first paragraph above.

Company Property: all records, documents, materials, papers, computer records or print-outs belonging to McDonald’s, including without limitation those containing Confidential Information and Trade Secrets.

Competing Business: any Person (and any branches, offices or operations thereof) that is a material and direct competitor of McDonald’s in any country in the world or in any state of the United States by virtue of selling, manufacturing, processing or promoting any product that is substantially similar to, competes with, or is intended to compete with, replace, or duplicate in the market any product that was sold or under development by McDonald’s during the five years (or shorter period of the Executive’s employment with the Company) preceding the date of execution of this Agreement or with respect to which the Executive has had specific knowledge and involvement.

Confidential Information and Trade Secrets: all secret or confidential information, knowledge or data relating to the Company, its subsidiaries or affiliates and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by McDonald’s that is not public knowledge (other than as a result of the Executive’s violation of this Agreement), including without limitation, all valuable and unique tangible and intangible information and techniques acquired, developed or used by McDonald’s relating to its business, operations, employees and customers, which gives McDonald’s a competitive advantage in the businesses in which McDonald’s is engaged, including without limitation processes, methods, techniques, systems, computer data, formulae, patents, models, devices, compilations, customer lists, supplier lists or any information of whatever nature that gives McDonald’s an opportunity to obtain an advantage over competitors who do not know or use such data or information.

Executive: defined in the first paragraph above.

HR Official: the Company’s Senior Executive Vice President of Human Resources (or any successor position).

McDonald’s: the Company and its subsidiaries, divisions, affiliates and related companies.

McDonald’s-Related Person: any director, officer, employee or franchisee of the Company or any of its subsidiaries, divisions, affiliates and related companies.

Other Separation Benefits: defined in Section 9(c) below.

Person: a person, firm, corporation, partnership, venture or other entity of any kind.

Plan: defined in the first paragraph above.

Recovery Period: defined in Section 10(c)(iii) below.

Release Date: the Executive’s Change-in-Status Date.

Released Persons: defined in Section 9(a) below.

Section 409A: Section 409A of the Code.

Section 409A Amendments: any amendments to the Plan (including without limitation to the forms of Agreement that are exhibits thereto) intended to cause (i) any compensation or benefit thereunder not to be subject to Section 409A and/or (ii) the Plan or any compensation or benefit thereunder to comply with Section 409A.

Section 409A Guidance: any official interpretation of or guidance respecting Section 409A, whether in the form of Section 409A, proposed, temporary or final Treasury Regulations, notices, revenue rulings, revenue procedures, private letter rulings, preambles or other formal or informal guidance from the Internal Revenue Service, the Treasury Department or representatives thereof, or administrative or court decisions or other material that the Company, in its discretion deems relevant.

Specified Competitors: the entities listed on Exhibit B hereto and their respective subsidiaries and affiliates, as required by Section 1.02(b) of the Plan.

Stock Option Gains: defined in Section 10(c)(iv) below.

Violation: defined in Section 8(a) below.

2. Relationship of Agreement to Plan. The Executive hereby agrees to be bound by the terms of the Plan, and to fulfill all of his/her obligations under the Plan, including without limitation to render services as set forth in the Plan, to execute additional Agreement(s) as and when required by the Plan and to adhere to the Company’s rules and policies (including without limitation the Standards of Business Conduct). Any services rendered by the Executive to, for or on behalf of the Company shall be as directed by the Chief Executive Officer of the Company. The provisions of the Plan, including without limitation the provision regarding administration in Article 2 of the Plan, are applicable to this Agreement and to the obligations of the Company and the Executive hereunder, and are hereby incorporated by reference into this Agreement. However, any amendments made to the Plan, Continued Employment Period Agreement or Termination Agreement after the date of this Agreement will not apply to the Executive other than (a) any amendments to the confidentiality provisions and non-disparagement provisions to conform to the provisions of this Agreement, (b) Section 409A Amendments and (c) any amendments that would require the Executive to adhere to the Company’s rules and policies (including without limitation the Standards of Business Conduct) and to Section 6(c)(ii) of this Agreement.

3. Circumstances Requiring Agreement. The Executive has given notice pursuant to Section 4.01 of the Plan of his/her election to become a Transition Officer, and the CEO has consented to such election. Accordingly, the Executive’s Change-in-Status Date shall be November 1, 2006 and the Executive’s Transition Period shall be the period from November 1, 2006 to May 1, 2008. This Agreement constitutes the Executive’s Transition Period Agreement.

4. Compensation and Benefits.

(a) During the Executive’s Transition Period, the Executive shall receive the compensation and benefits provided for in Article 4 of the Plan, subject to (i) the Executive’s compliance with the requirements of the Plan and this Agreement and (ii) Section 4(b) of this Agreement. In addition, if the Executive remains employed through the end of the Transition Period and otherwise complies with the requirements of the Plan and this Agreement, including without limitation executing and not revoking a Continued Employment Period Agreement, the Executive shall receive the compensation and benefits provided for in Article 5 of the Plan during his/her Continued Employment Period. Finally, upon the termination of the Executive’s employment, he/she shall receive the compensation and benefits (if any) provided for in such circumstances under Article 7 of the Plan. Notwithstanding any provision of the Plan (including Section 4.02(b) of the Plan) or this Agreement to the contrary, with respect to calendar year

2006, the Executive shall be entitled to a full-year bonus payable in accordance with Section 4(b) hereof based on the attainment of actual performance goals and the other terms and conditions of the applicable bonus plan, without regard to the fact that the Executive’s Change in Status Date will have occurred prior to the date that such bonus would otherwise have been paid.

(b) Notwithstanding any provision of the Plan or this Agreement to the contrary, the following provisions of this Section 4(b) shall apply in order to comply with Section 409A. Any cash amounts that would otherwise be payable under the Plan or this Agreement to the Executive during the first six months of the Executive’s Transition Period shall instead be paid in a lump sum on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A. The terms of the compensation and benefits to be received by the Executive under any Employee Plans and Compensation Plans, as contemplated by the Plan, may be modified as contemplated by Section 18 below. Without limiting the generality of the foregoing, (i) the continued participation in the Employee Plans and Compensation Plans to be provided to the Executive under the Plan and this Agreement shall be at the expense of the Executive until the first business day that is six months after the Executive’s “separation from service,” at which time the Company shall reimburse the Executive for such expense in a lump sum cash payment, and (ii) if the Company determines in good faith consistent with Section 18 of this Agreement that the Section 409A Guidance so requires, the Company shall notify the Executive of its determination and the exercise period of any stock options or stock appreciation rights shall be shortened.

5. Company Property and Confidentiality.

(a) Acknowledgements. The Executive acknowledges that (i) it is the policy of McDonald’s to maintain as secret and confidential all Confidential Information and Trade Secrets; (ii) all Confidential Information and Trade Secrets are the sole and exclusive property of McDonald’s; and (iii) disclosure of Confidential Information and Trade Secrets would cause significant damage to McDonald’s.

(b) Company Property. The Executive agrees to turn all Company Property over to the CEO or the CEO’s designee, at or as promptly as practicable following the execution of this Agreement, except for Company Property that is necessary to perform his or her assigned functions during the Transition Period or the Continued Employment Period. The Executive also agrees to turn any Company Property that the Executive retains after the date of this Agreement pursuant to the preceding sentence over to the CEO or the CEO’s designee as soon as it is no longer necessary for the Executive to retain such Company Property in order to perform such assigned functions, and in any event not later than the last day of the Executive’s employment with the Company.

(c) Confidentiality. The Executive shall not, without obtaining the Company’s consent pursuant to Section 7 below, use, disclose, furnish or make accessible to any Person any Confidential Information and Trade Secrets obtained during the Executive’s employment with the Company at any time (including, without limitation, during or after the Retention Period, the Transition Period or the Continued Employment Period) for so long as such information remains confidential or secret, except as required by the duties of the Executive’s employment with the Company.

6. Other Covenants.

(a) Acknowledgements. The Executive acknowledges that McDonald’s is engaged in a highly competitive, global business that requires the preservation of Confidential Information and Trade Secrets. The Executive further acknowledges that McDonald’s has near-permanent relationships with vendors, affiliates, customers, suppliers, manufacturers, alliance partners, employees and service organizations, which McDonald’s has a legitimate interest in protecting. Finally, the Executive acknowledges that the covenants set forth in this Section 6 are reasonable under the circumstances, that he or she has the skill and ability to find alternative commensurate work not in violation of such covenants and the Executive has the wherewithal to support himself/herself and his/her family without violating such covenants, including without limitation the covenant not to compete provided for in Section 6(b) below.

(b) Noncompetition. The Executive agrees to not work for or provide services to a Competing Business or to the Specified Competitors during the portion of his/her Employment Periods that follows the date of execution of the Agreement and for two years following any termination of the Executive’s employment.

(c) Other Covenants. In addition, the Executive:

(i) shall not, at any time during the Executive’s employment with the Company

(x) Promote, sell or create any product sold by a Competing Business or a Specified Competitor;

(y) Provide marketing services, consultation or services to enhance the sales of a Competing Business or a Specified Competitor; or

(z) Use the McDonald’s name or any other brand name of McDonald’s, or the fact of the Executive’s affiliation or former affiliation with McDonald’s, in any manner that aids or benefits, or is intended to aid or benefit, a Competing Business or a Specified Competitor.

(ii) shall render services to, for or on behalf of the Company as directed by the Chief Executive Officer of the Company.

(d) Exceptions. It shall not be considered a violation of this Section 6 for the Executive to engage in any of the following:

(i) The performance of services for and on behalf of an investment banking or commercial banking, auditing or consulting firm during the Continued Employment Period or at any time after the termination of the Executive’s employment, so long as the Executive is not personally engaged in rendering services to or soliciting business of a Competing Business or any of the Specified Competitors and does not disclose or otherwise use any Confidential Information in connection with performing such services; and

(ii) Being the record or beneficial owner of up to one (1) percent of the outstanding voting securities of any publicly traded entity, provided that such investment does not create a conflict of interest between the Executive’s duties hereunder and the Executive’s interest in such investment or otherwise violate the Company’s rules and policies (including without limitation the Standards of Business Conduct).

(e) No Solicitation or Hiring of Employees. The Executive shall not, during the portion of his/her Employment Periods that follows the date of execution of the Agreement and for two years following any termination of the Executive’s employment, solicit or attempt to solicit any employee (other than the Executive’s administrative assistant), consultant, franchisee, supplier or independent contractor of McDonald’s to terminate, alter, or lessen that party’s affiliation with McDonald’s or to interfere with or violate the terms of any agreement or understanding between such entity, employee or person and McDonald’s.

(f) No Disparagement. The Executive shall not, during the portion of his/her Employment Periods that follows the date of execution of the Agreement and for three years following any termination of the Executive’s employment, directly or indirectly, (i) make any public disclosures or publish any articles or books about McDonald’s, its business or any McDonald’s-Related Person, or grant an interview to any representative of the public media, without the prior written consent of the CEO, or (ii) intentionally publish any statement or make any disclosure about McDonald’s, its business or any McDonald’s-Related Person that is disparaging, derogatory or otherwise casts a bad light on McDonald’s, its business or any McDonald’s-Related Person.

7. Consent Procedure.

(a) Seeking Consent. The Executive may seek the Company’s consent to engage in any of the activities prohibited by Section 6 above, by providing written notice thereof to the Company addressed to the HR Official, including a full and complete disclosure in writing to the Company of all the relevant facts, including without limitation the services to be rendered or activities to be engaged in, places of employment, performance of services or activities, compensation to be paid, expertise to be provided, amount to be invested, stock or debt to be received, and business plan or plans to be executed by such entity or person. The Company thereafter shall have fourteen (14) calendar days to consider the Executive’s contemplated activities as disclosed and shall in writing, either consent or object to such activities. It is agreed that consent shall not be unreasonably withheld.

(b) Binding Decisions. All decisions of the Company under this Section 7 shall be final and binding upon the Executive, and the Executive shall not engage in any such activities if the Company shall object.

8. Legal Compulsion.

(a) Notice. If the Executive reasonably and in good faith believes that he or she is or may be compelled by law or by a court or governmental agency by a proper proceeding to disclose Confidential Information and Trade Secrets, or to make a statement or take other action that would, absent this Section 8, violate Section 6(f) above (each such disclosure, statement or action, a “Violation”), then the Executive shall give the Company written notice thereof as far in advance of such Violation as is lawful and practicable, shall cooperate (at the Company’s sole expense) with the Company in its efforts to prevent such Violation from being compelled, and shall limit his or her Violation to the minimum compelled by law or court order, except to the extent the Company agrees otherwise in writing.

(b) No Violation. If the Executive complies with the foregoing procedure to the greatest extent possible without violating applicable law, then the Executive shall not be deemed to have breached Section 5(c) or 6(f) above, as applicable, as a result of the Violation.

9. Release Provisions. For the entire period of the Executive’s employment by the Company, including his Retention Period, up to the Release Date:

(a) Release. The Executive understands, intends and agrees that this Section 9 constitutes full, complete and final satisfaction of all claims, demands, lawsuits or actions of any kind, whether known or unknown, against McDonald’s and/or their respective directors, officers or employees (with McDonald’s, collectively, the “Released Persons”), arising at any time up to and including the Release Date, and the Executive hereby forever releases each Released Person from all such matters. This includes, but is not limited to, a release of claims, demands, lawsuits and actions of any kind relating to any employment or application for employment or franchise, claims relating to resignation and/or cessation of employment, claims alleging breach of contract of any tort, claims for wrongful termination, defamation, intentional infliction of emotional distress, personal injury, violation of public policy and/or negligence related to employment or resignation, claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Illinois Human Rights Act, or any other state, Federal or local law prohibiting discrimination, and claims based on any other law, regulation, or common law, whether before any Federal, state or local agency, in any court of law or before any other forum. Notwithstanding the foregoing, the Executive’s release shall not extend to any claims (i) for benefits under Employee Plans that are qualified under Section 401(a) of the Internal Revenue Code, (ii) for compensation or benefits to which the Executive is entitled under the Plan as provided in Section 4 above, (iii) for compensation or benefits under any Employee Plan or Compensation Plan to which the Executive is entitled by the terms thereof, except as provided otherwise in Section 9(c) below and except to the extent such entitlements are specifically amended or eliminated by the Plan, or (iv) for indemnification under the Company’s policy on indemnification of officers and directors and coverage under any related insurance policies.

(b) Advice, Time to Consider and Revocation. The Executive is hereby advised to consult with an attorney prior to executing this Agreement. The Executive is further advised that he/she has a period of 21 days within which to consider the terms of this Agreement and whether or not to execute it, which the Executive acknowledges that, after consultation with his attorney, he has waived. In addition, for a period of 7 days following the Executive’s execution of this Agreement, he/she has the right to revoke this Agreement, and no portion of this Agreement shall become effective or enforceable until such revocation period has expired.

(c) Other Benefits. The Executive acknowledges and agrees that the payments and benefits provided to the Executive under the Plan are in lieu of any payments, benefits or arrangements to which the Executive might otherwise be entitled to under any Employee Plan or other plan or arrangement which provides for severance or separation (“Other Separation Benefits”), and the Executive hereby waives any and all rights and claims that he or she may now or hereafter have to any Other Separation Benefits; provided, that the foregoing waiver shall not apply to any right the Executive may have to any gross-up payments related to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code under any change of control employment agreement with the Company. The foregoing shall not be construed as affecting in any manner the Executive’s benefits and entitlements (if any) under any Employee Plan that provides pension or retiree medical or life insurance benefits.

(d) Acknowledgments. The Executive acknowledges having read and understood the provisions of this Section 9 as well as the other provisions of this Agreement, and represents that his/her execution of this Agreement constitutes his/her knowing and voluntary act, made without coercion or intimidation. The Executive acknowledges and agrees that the release set forth in this Section 9 is being given only in exchange for consideration in addition to anything of value to which the Executive already is entitled. The Executive finally agrees not to file any lawsuits against the Company or any of the released entities or persons with respect to claims covered by the release given in this Section 9.

10. Remedies.

(a) Acknowledgments. In recognition of the confidential nature of the Confidential Information and Trade Secrets, and in recognition of the necessity of the limited restrictions imposed by the Agreement, the Executive acknowledges it would be impossible to measure solely in money the damages which McDonald’s would suffer if the Executive were to breach any of his/her obligations under Sections 5 and 6 above. The Executive also acknowledges that his/her breach of any such obligations would irreparably injure the Company.

(b) Entitlement to Injunctive Relief. If the Executive breaches any of his/her obligations under Sections 5 and 6 above, McDonald’s shall be entitled, in addition to any other remedies to which McDonald’s may be entitled under the Agreement or otherwise, to an injunction issued by a court of competent jurisdiction, to restrain any breach or threatened breach, of such provisions, and the Executive waives any right to assert any claim or defense that McDonald’s has an adequate remedy at law for any such breach and any right to require, or request a court to require, that McDonald’s post a bond in connection therewith.

(c) Effect on Other Benefits. In the event of a breach by the Executive of any of his/her obligations under this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action, the Company shall be entitled to:

(i) discontinue any and all payments and other benefits to which the Executive or his/her beneficiaries would otherwise be entitled pursuant to this Agreement and/or the Plan;

(ii) terminate any and all unexercised stock options then held by the Executive or by any transferee of the Executive;

(iii) in the case of any such breach occurring after the Executive’s Change-in-Status Date, require the Executive to repay to the Company the aggregate amount of cash payments received by the Executive from the Company pursuant to this Agreement and/or the Plan during the period commencing on the Executive’s Change-in-Status Date and ending on the date on which the Company requests such repayment (the “Recovery Period”); and

(iv) in the case of any such breach occurring after the Executive’s Change-in-Status Date, require the Executive to pay to the Company any Stock Option Gains (as defined in the next two sentences). “Stock Option Gains” with respect to the Executive’s stock options that were not vested as of his or her Change-in-Status Date means the aggregate amount of any gain recognized upon exercise of such stock options during the Recovery Period. “Stock Option Gains” with respect to the Executive’s stock options that were vested as of his or her Change-in-Status Date means the excess, if any, of (A) the aggregate amount of any gain recognized upon exercise of such stock options during the Recovery Period , over (B) the amount of gain that would have been recognized, had such exercises instead occurred on the Executive’s Change-in-Status Date.

11. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective heirs, representatives and successors.

12. Jurisdiction and Venue. Any action arising under this Agreement or between the Company and the Executive shall be instituted and brought exclusively under the jurisdiction and venue of the appropriate state or federal courts for the City of Oak Brook, Illinois, County of DuPage. The Executive hereby consents to the exclusive jurisdiction of said courts regardless of where the Executive may be domiciled at the time such suit is brought. It is further agreed that in the event the Company shall be required to institute any proceedings to enforce the terms of this Agreement, then the Company shall be entitled to recover its attorney fees and attendant expenses as part of any recovery.

13. Captions. The captions of the Sections of and Exhibits to this Agreement are not a part of the provisions hereof and shall have no force or effect.

14. Entire Agreement. This Agreement, together with the Plan, contain the entire agreement between the parties, and supersede any and all previous agreements, written or oral, between the Executive and the Company relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by each of the parties hereto.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

16. Severability. If any one or more Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Section or other portion not so declared to be unlawful or invalid. Any Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Section or other portion to the fullest extent possible while remaining lawful and valid.

17. Governing Law. To the extent not preempted by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to any otherwise applicable conflicts of law or choice of law principles.

18. Section 409A Savings Clause. If the Company makes a good faith determination that any compensation or benefits provided under this Agreement, the Plan or any Employee Plan or Compensation Plan is likely to be subject to the additional tax imposed by Section 409A, the Company shall, in consultation with the Executive, use its commercially reasonable efforts to modify the Agreement to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Executive under this Agreement (other than any diminution that may be attributable to the time value of money resulting from a delay in the timing of payments hereunder for a period of approximately six months or such longer period as may be required). The Company and the Executive acknowledge that there is considerable uncertainty regarding the interpretation of Section 409A and, that Section 409A Guidance available at the time this Agreement is executed is incomplete and not definitive. Accordingly, the Executive agrees that the Company may rely on such Section 409A Guidance as it, in good faith determines to be appropriate in implementing the foregoing in any Section 409A Amendments, and that the Executive shall be solely responsible for the payment of any tax liability arising under Section 409A that may result from any compensation or benefits received by Executive pursuant to the Plan or this Agreement. Nothing in this Section 18 shall otherwise affect the allocation of tax liabilities between the Company and its affiliates and the Executive that otherwise arise under applicable law.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

McDONALD’S CORPORATION

By:	/s/ Richard Floersch
Title:	Executive Vice President – Chief HR Officer

/s/ Michael J. Roberts
MICHAEL J. ROBERTS

EXHIBIT A

Transition Period Agreement dated as of August 23rd, 2006 by and between

Michael J. Roberts and McDonald’s Corporation

Executive Retention Plan

[Please refer to Exhibit 10(g) to the McDonald’s Corporation Annual Report on Form 10-K for the year-ended December 31, 2004]

EXHIBIT B

Transition Period Agreement dated as of August 23rd, 2006 by and between

Michael J. Roberts and McDonald’s Corporation

Specified Competitors

Arby’s

Burger King

Checkers

Chick-fil-A

Chipotle

Culver’s

Domino’s Pizza

Dunkin’ Donuts

In-N-Out Burger

Jamba Juice

Jollibee

Qdoba Mexican Grill

Panera Bread Company

Papa John’s

Popeye’s Chicken & Biscuits

Potbelly Sandwich Works

Quick

Quizno’s Subs

7-Eleven

Sonic

Starbucks Coffee

Subway

Tim Hortons

Wendy’s

Yum Brands (Pizza Hut/Taco Bell/ KFC)